Exhibit 99.1

NEWS RELEASE

CSL05001	1/06/05

(CSL)  Carlisle Companies Announces Plan to Exit the Automotive Business

CHARLOTTE, NORTH CAROLINA, January 6, 2005 . . . Carlisle Companies Incorporated (NYSE:CSL) announced today that it will exit the Company’s automotive business, Carlisle Engineered Products. Carlisle will immediately account for the operations of the automotive business as part of its discontinued operations and anticipates that it will record a 2004 fourth quarter non-cash loss, net of taxes, not to exceed $30 million.

Richmond McKinnish, Carlisle’s President & Chief Executive Officer, commented: “Exiting the automotive business is consistent with our commitment to allocate resources to those businesses where we can create a sustainable competitive advantage.  The disposition of Carlisle Engineered Products will enable us to focus on executing our strategy of growing Carlisle’s core business units.” McKinnish also noted that the Company is raising its 2004 guidance for continuing operations to $3.65 to $3.72 per diluted share.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission and process systems.

CONTACT:	Carol P. Lowe
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com